Exhibit 10.1

October 16, 2025

Justin Bowes

Dear Justin:

It is with great pleasure that we are offering you a role at Solmate, a Solana-based crypto infrastructure company (the “Company”) under the terms and conditions set forth below.

The Company hereby offers you full-time employment as its Chief Legal Officer starting on or about November 4, 2025 at annual salary of $425,000, subject to periodic review and adjustment by the Company in its discretion. We refer to the date on which you actually start such employment as the “Start Date.” All payments of wages shall be made in accordance with the Company’s standard payroll policies and practices and shall be subject to all applicable withholding required by law. Your position is classified as exempt in accordance with federal and applicable state wage and hour laws, which means that you will not be eligible for overtime regardless of the number of hours that you work in any week.

Subject to the approval of the Company’s Board of Directors (the “Board”) and pursuant to the terms of the Brera Holdings Limited 2022 Equity Incentive Plan, as may be amended and restated from time to time (the “Plan”), you shall, as soon as reasonably practicable after you commence employment with the Company, be granted a number of restricted stock units (the “RSUs”) with an award value of $2,500,000, which award value shall be converted to a number of units (rounded down to the nearest whole unit) by dividing (i) the award value, by (ii) the time-weighted average closing price of the Company’s Class B Ordinary Shares for the five trading days preceding the date of grant. The RSUs will be governed by an RSU Award Agreement and the Plan. The RSUs will vest over four (4) years from the Start Date for so long as you remain employed by the Company after the Start Date as follows: 25% of the shares subject to the RSUs shall vest on the 1-year anniversary of the Start Date, and the remainder shall vest in equal monthly installments over the following 36 months.

During your employment, in addition to the salary, for each calendar year, you shall be eligible to participate in the Company’s annual discretionary bonus plan, subject to its specific terms and conditions (the “Annual Bonus”). Your bonus target is 100% of your salary, or such other amount as may be determined by the Board from time to time (the “Target Bonus”). You will also be eligible to receive an additional bonus of 100% of your salary (the “Stretch Bonus”) based on performance in excess of the Target Bonus criteria.

The Company expects that the Target Bonus will be based on the following performance metrics:

a)	50% of the Target Bonus amount shall be earned upon the Company’s SOL per-share (“SPS”) exceeding the weighted- average SPS of a peer cohort designated by the Board or a committee thereof, in each case, as measured as of December 31 of the applicable calendar year, by at least a certain percentage benchmark determined by the Board or a committee thereof, and

b)	the remaining 50% of the Target Bonus shall be earned upon the Company raising at least $500,000,000 in equity capital during the applicable calendar year.

The Company expects that the Stretch Bonus will be based on the following performance metrics:

a)	50% of the Stretch Bonus amount shall be earned upon the Company’s SPS exceeding both the weighted-average SPS (i) referenced in the Target Bonus and (ii) a peer cohort designated by the Board or a committee thereof, in each case, as measured as of December 31 of the applicable calendar year, by at least a certain percentage benchmark determined by the Board or a committee thereof, and

b)	the remaining 50% of the Stretch Bonus shall be earned upon the Company raising at least $1,000,000,000 of equity capital during the applicable calendar year.

With respect to the 2025 bonus, both the amount of the bonus payable and the criteria described in this paragraph will be adjusted on a pro-rata basis based on the ratio determined by dividing (a) the number of days in 2025 remaining in 2025 after and including the Effective Date, by (b) 365. However, the amount of the Annual Bonus, if any, will still be based upon your individual performance, Company performance and other factors, as determined by the Company in its sole discretion. In order to receive an Annual Bonus, you must be employed both at the time the discretionary bonus, if any, is determined and at the time it is paid. Each Annual Bonus for a calendar year, to the extent earned, will be paid in a lump sum no later than March 15 of the calendar year immediately following the year to which such Annual Bonus is related. All compensation payments made to you as described herein shall be subject to tax and other standard deductions.

You will also receive a sign-on bonus in the amount of $100,000, which will be paid no later than 30 days from your Start Date. All compensation payments made to you as described herein shall be subject to tax and other standard deductions. If you terminate your employment prior to the 1-year anniversary of your Start Date, you will be obligated to return the sign-on bonus to the Company.

During your employment, you shall (a) report to Marco Santori or his designee, (b) devote your entire working time for or at the direction of the Company and/or its affiliates, (c) use your best efforts to complete all assignments, and (d) adhere to the Company’s procedures and policies in place from time to time. You will perform the customary duties and responsibilities commensurate with your title, and you will primarily work remotely. During your employment with the Company and its affiliates, you may not engage in any other paid activities without the prior written consent of an authorized officer of the Company or any other unpaid activities that inhibit or prohibit the performance of your duties to the Company and its affiliates or inhibit or conflict in any way with the business of the Company.

During your employment with the Company you will be entitled to participate in all of its then-current customary employee benefit plans and programs, including with respect to paid time off, and in all events subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

You also will be required to sign the non-disclosure agreement (the “Employee Non-Disclosure Agreement”) annexed to this letter as Exhibit A, the terms of which are in addition to the terms of this offer letter. By signing this letter below, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company and that you have provided the Company with copies of all confidentiality, non-solicitation, non-competition and similar agreements to which you are a party or are otherwise bound.

This offer of employment with the Company is contingent upon our satisfactory completion of reference and background checks, proof of your authorization to work in the United States, and a satisfactory review of all confidentiality, non-solicitation, non-competition or similar agreements to which you are a party or are otherwise bound. If, based upon a unique circumstance, you begin work before the Company has completed its inquiry, you will be deemed to be a conditional employee.

Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to change the terms and conditions of employment or terminate this employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for a term.

Justin, we hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation or warranty to you. The Company welcomes you as a teammate and looks forward to a successful relationship in which you will find your work both challenging and rewarding.

Please don’t hesitate to let me know if I can answer any questions about this offer or about the Company. We are thrilled to make this offer for you to join our team. This offer must be accepted on or before October 17, 2025, and will be deemed to have been withdrawn if your signed acceptance of this offer, together with the signed Employee Non-Disclosure Agreement, is not received by the undersigned on or before the above referenced date.

This offer letter may be executed in counterparts (including by electronic .pdf submission), each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by portable document format (.pdf) or otherwise) to the other party, it being understood that both parties need not sign the same counterpart.

Sincerely,

/s/ Marco Santori
Marco Santori, Chief Executive Officer

Agreed to and Accepted by:

/s/ Justin Bowes	Date: October 16, 2025
Justin Bowes

EXHIBIT A

Employee Non-Disclosure Agreement

(see attached)

EMPLOYEE NON-DISCLOSURE AGREEMENT

I, Justin Bowes (“I” or “me” or similar variations), am about to become an employee of Solmate, a Solana-based digital asset treasury and crypto infrastructure company (the “Company”). I am entering into this agreement (the “Agreement”) in consideration of my employment by the Company and the compensation and benefits afforded to me in connection with my employment as well as the consideration and other benefits set forth in that certain offer letter dated as of October 16, 2025, which provides various benefits to me during my employment. I have received this Agreement at least ten days prior to my start date and acknowledge that I have been expressly advised to consult with my own legal counsel.

1. No Conflict with any Other Agreement or Obligation. I represent and warrant that I am not bound by any agreement or arrangement with or duty to any other person that would conflict with this agreement. I do not have any non-disclosure, confidentiality, non-competition or other similar obligations to any other person concerning proprietary, secret or confidential information that I learned of during any previous engagement, employment or association nor have I had any obligation to assign contributions or inventions of any kind to any other person. I shall not disclose to the Company or induce the Company to use any proprietary, trade secret or confidential information or material belonging to others.

2. Confidential Information

2.1 Definition of Confidential Information. “Confidential Information” means all of the trade secrets, know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, information relating to the Company’s corporate finance and liquidity transactions, the Company’s internal documents, such as its and its affiliates’ operating agreements, articles of incorporation and by-laws, contracts with employees or third parties and any other technical, operating, financial and other business information relating to the Company, its business, potential business, operations or finances, or the business of the Company’s affiliates or customers, of which I may acquire or develop knowledge of during my work for the Company, or from my colleagues while working for the Company.

2.2 Protection of Confidential Information. I will use the Confidential Information only in the performance of my duties for the Company. I will not disclose the Confidential Information, directly or indirectly, at any time during or after my employment by the Company except to persons authorized by the Company to receive this information. I will not use the Confidential Information, directly or indirectly, at any time during or after my employment by the Company, for my personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company, except as may be permitted by applicable law. I will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company.

2.3 Return of Confidential Information. When my employment by the Company terminates or at any time upon demand, I will immediately return or destroy all materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium) containing, summarizing, abstracting or in any way relating to the Confidential Information.

2.4 Defend Trade Secrets Act Notice. I acknowledge receipt of notice of the following immunities under 18 USC Section 1833(b):

(a) An individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b) In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to his or her attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

3. Miscellaneous

3.1 Interpretation and Scope of this Agreement. Each provision of this Agreement shall be interpreted on its own. If any provision is held to be unenforceable as written, it shall be enforced to the fullest extent permitted under applicable law. In the event that one or more of the provisions contained in this Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then it shall (a) be enforced to the fullest extent permitted under applicable law, and (b) such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall then be construed as if such unenforceable portion(s) had never been contained herein.

3.2 Remedies. I understand and agree that if I breach or threaten to breach any of the provisions of this Agreement the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. I agree that, in the event of my breach or threatened breach of any of the provisions of this Agreement, the Company shall have the right to seek relief from a court to restrain me (on a temporary, preliminary and permanent basis) from using or disclosing Confidential Information or otherwise violating the provisions of this Agreement, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages. The Company shall not be required to post a bond to secure against an imprudently granted injunction (again, whether temporary, preliminary or permanent).

3.3 Governing Law; Jury Waiver; Consent to Jurisdiction. This Agreement (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this Agreement (“Agreement Matters”), I hereby (i) irrevocably consent and submit to the sole exclusive jurisdiction of the state and federal courts of the State of Florida (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; provided that the Company shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (ii) irrevocably waive, to the fullest extent permitted by law, any objection that I may now or later have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) irrevocably waive, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iv) irrevocably waive, to the fullest extent permitted by law, any right to a trial by jury in connection with a Proceeding, (v) covenant that I will not, directly or indirectly, commence any Proceeding other than in such courts, and (vi) agree that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in this agreement.

3.4 Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed and any provision hereof can be waived, only by written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

3.5 Captions. The captions and section headings in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this agreement.

3.6 Counterparts; Binding Effect. This Agreement may be executed in counterparts (including by electronic .pdf submission), each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by portable document format (.pdf) or otherwise) to the other party, it being understood that both parties need not sign the same counterpart. Except as otherwise expressly provided herein, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to me shall be sent to the respective parties at their address as set forth on the signature page of this agreement, or in the Company’s records, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section and all notices to the Company shall be to the attention of the Chief Executive Officer of the Company. If notice is given to the Company, a copy (which shall not itself constitute notice) must also be sent to Daniel L. Forman, Esq., Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, Fax: (212) 262-7402.

3.8 Attorneys’ Fees. In the event that the Company prevails in any claims or proceedings it may pursue against me concerning this Agreement (including, without limitation, the enforcement hereof and the breach of any of my duties hereunder), it shall be entitled, in addition to such other relief as may be granted, to its attorneys’ fees and expenses in connection with such proceedings.

[Signatures on following page]

By signing this Agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this Agreement and the important restrictions it imposes upon me, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this Agreement and understand its terms including that it places significant restrictions on me.

EMPLOYEE:

By:	/s/ Justin Bowes
Name:	Justin Bowes
Date:	October 16, 2025

Accepted by Company:

Solmate

By:	/s/ Marco Santori
Name:	Marco Santori
Title:	Chief Executive Officer
Date:	10/16/2025